COMMERCIALIZATION AGREEMENT

This Commercialization Agreement (the “Agreement”) is entered into as of the 1st day of February, 2010 (the “Effective Date”), by and between WS Packaging Group, Inc., a Wisconsin corporation located at 2571 S. Hemlock Road, Green Bay, Wisconsin  54229 (“WSPG”), and Ecology Coatings, Inc., a Nevada corporation located at 2701 Cambridge Court, Suite 100, Auburn Hills, Michigan  48326 (“Ecology”).

WHEREAS, WSPG manufactures and sells labels, packaging and other printed products; and

WHEREAS, Ecology develops, manufactures, and sells industrial coatings including, without limitation, the Products (as defined below); and

WHEREAS, on the basis described below, Ecology wishes to sell to WSPG, and WSPG wishes to purchase from Ecology, the Products.

NOW, THEREFORE, based on the foregoing and in consideration of the mutual covenants and undertakings set forth herein, and other good and valuable consideration the receipt and legal sufficiency of which is hereby acknowledged, WSPG and Ecology agree as follows:

1. Relationship/Products.  WSPG has requested Ecology to use its coatings technology to develop and manufacture certain industrial coatings that will enhance the performance of, and provide low cost solutions for, multiple label applications (such coatings to be referred to as the “Products”).  WSPG and Ecology will work together to develop and test such Products until they are accepted for production by WSPG and WSPG’s customers.  WSPG shall use its standard purchase order form to order Products from Ecology.  WSPG’s Terms and Conditions of Purchase (which are available at http://www.wspackaging.com/poterms) shall govern all purchases of Product by WSPG.  To the extent of any inconsistency between this Agreement and WSPG’s Terms and Conditions of Purchase, this Agreement shall control.  In the event that WSPG makes a substantial change to its Terms and Conditions of Purchase, WSPG shall provide Ecology with thirty (30) days advance notice of the change.  Payment terms shall be 2% twenty (20) days, EFT payment thirty (30) days and net sixty (60) days.

2. Ownership.  Ecology shall own all of the intellectual property rights associated with the Products.  WSPG may not: (i) copy, reproduce, modify, transmit, broadcast, republish, upload, distribute publicly or create derivative works based on the Products; or (ii) reverse engineer, decompile, deformulate, disassemble or otherwise reproduce the Products.

3. Representations and Warranties:  WSPG represents and warrants that:

a.	it has the full legal right to buy Products from Ecology in accordance with the terms and conditions set forth in this Agreement;

b.	the products for which the coatings are used shall comply with all applicable federal, state and local laws, rules, regulations and ordinances.

4. Representations and Warranties.  Ecology represents and warrants that:

a. it owns the technology incorporated into or embodied by the Product, and has the full legal right to sell Products to WSPG in accordance with the terms and conditions set forth in this Agreement;

b. it and the Products shall comply with all applicable federal, state and local laws, rules, regulations and ordinances; and

c. the Products which have been approved for production are of merchantable quality; free from defect; fit for the particular purpose intended by WSPG; and strictly conform to and comply with the product specifications agreed to by the parties for the intended use or application of each Product. Development and prototype Products are excluded from this provision.

5. Ecology Indemnification.  Ecology agrees to defend, indemnify and hold WSPG harmless from and against any and all claims, actions, demands, damages, liability, losses, fines, penalties, costs and expenses (including reasonable attorneys’ fees) to the extent relating to or arising out of (i) a breach of this Agreement by Ecology, its employees, agents, representatives, or contractors; (ii) the negligence or willful misconduct of Ecology, its employees, agents, representative, or contractors; or (iii) a claim alleging that a Product infringes and/or misappropriates another’s patent, trademark, copyright, trade dress, trade secret or other intellectual property right.

6. WSPG Indemnification.  WSPG agrees to defend, indemnify and hold Ecology harmless from and against any and all claims, actions, demands, damages, liability, losses, fines, penalties, costs and expenses (including reasonable attorneys’ fees) to the extent relating to or arising out of (i) a breach of this Agreement by WSPG, its employees, agents, representatives, or contractors; (ii) the negligence or willful misconduct of WSPG, its employees, agents, representative, or contractors; or (iii) a claim alleging that WSPG’s product(s) infringe and/or misappropriate another’s patent, trademark, copyright, trade dress, trade secret or other intellectual property right, except if such claim is caused by a Product.

7. Insurance.  During the term of this Agreement, Ecology shall maintain, at its sole cost and expense, the following insurance coverage:

a. Commercial General Liability, including contractual liability, with limits of at least $1,000,000 per occurrence, and $1,000,000 products completed/aggregate.

b. Worker’s Compensation and other legally required employer’s insurance in accordance with and meeting all requirements of applicable state and federal laws.

8. Research and Development.  At WSPG’s request, Ecology will provide research and development services on a time and material basis, with scope and hourly rates to be agreed upon by the parties in writing.  Ecology’s warranties in this Agreement shall not apply to Products provided by Ecology until they are approved for production by both parties.

9. Termination.  Either party may terminate this Agreement upon sixty (60) days’ prior written notice to the other party.

10.	Miscellaneous Provisions.

a. Notices.  Any notice required or permitted pursuant to this Agreement shall be in writing delivered by hand, overnight courier, telecopy, facsimile, or certified or registered mail to the address first set forth above and shall be effective upon receipt.

b. Independent Contractors.  Ecology is an independent contractor.  Nothing contained in this Agreement will create a partnership, joint venture, employer-employee, principal-agent or other similar relationship.  Neither party is authorized to sign, contract, deal or otherwise act in the name of, or on behalf of, the other party.

c. Survival.  The parties’ obligations under this Agreement which, by their nature, would continue beyond the termination, cancellation or expiration of this Agreement including, without limitation, the obligations found in Sections 3,4, 5 and 6, shall survive the termination, cancellation or expiration of this Agreement.

d. Assignment.  The parties shall not assign or transfer their respective rights and obligations under this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld.

e. Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and assigns (as such are permitted).

f. Non-Waiver.  No delay or failure in exercising any right under this Agreement, nor any partial or single exercise of such right, shall constitute a waiver of that right or any other right.

g. Invalidity of Provisions.  If any term or provision of this Agreement or the application thereof to any person, entity or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to any person, entity or circumstance other than those to which it is held invalid or unenforceable, shall not be affected thereby.

h. Headings.  It is understood and agreed that the headings are inserted only as a matter of convenience and for reference and, in no way, define, limit, or describe the scope or intent of this Agreement, nor in any way affect this Agreement.

i. Governing Law.  This Agreement shall be construed in accordance with the substantive laws of the State of Wisconsin, without regard to the application of any choice of law principles.

j. Force Majeure.  Neither party shall be liable to the other party for any failure or delay in performing its obligations hereunder to the extent that such failure or delay is caused by an event beyond the affected party’s reasonable control including, without limitation, acts of God; terrorism, war or hostilities; riots or other civil unrest; acts or omissions of governmental authorities; or fire, explosion or other such casualty.

k. Remedies.  The parties’ rights and remedies set forth in this Agreement shall be considered cumulative, and shall be in addition to any and all other rights and remedies available to each party at law or in equity.

l. Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes and replaces any and all prior negotiations, understanding and agreement (either verbal or written) between the parties concerning the subject matter hereof.  For clarification purposes, this Agreement does not supersede the Confidential Information/Sample Agreement that was entered into between the parties on February 18, 2008.

m. Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.  The counterparts may be delivered by electronic or facsimile transmission.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

WS PACKAGING GROUP, INC.

By:  /s/ Scott Fisher
Scott Fisher
Chief Operating Officer

ECOLOGY COATINGS, INC.

By:  /s/ Robert G. Crockett

Printed Name:  Robert G. Crockett

Title:  CEO

Commercialization Agreement Final